Exhibit 99.1
Planet Fitness, Inc. Announces Fourth Quarter and Year-End 2025 Results
Full-year system-wide same club sales increase of 6.7%
Net membership growth of 1.1 million in 2025
Opened 181 new Planet Fitness clubs in 2025

Hampton, NH, February 24, 2026 - Today, Planet Fitness, Inc. (NYSE: PLNT) reported financial results for its fourth quarter and year ended December 31, 2025.
Fourth Quarter Fiscal 2025 Highlights
•Total revenue increased from the prior year period by 10.5% to $376.3 million.
•System-wide same club sales increased 5.7%.
•System-wide sales increased to $1.3 billion from $1.2 billion in the prior year period.
•Net income attributable to Planet Fitness, Inc. was $60.4 million, or $0.73 per diluted share, compared to $47.1 million, or $0.56 per diluted share, in the prior year period.
•Net income increased $13.1 million to $60.7 million, compared to $47.6 million in the prior year period.
•Adjusted net income(1) increased $9.3 million to $69.0 million, or $0.83 per diluted share(1), compared to $59.7 million, or $0.70 per diluted share, in the prior year period.
•Adjusted EBITDA(1) increased $15.4 million to $146.3 million from $130.8 million in the prior year period.
•104 new Planet Fitness clubs were opened system-wide during the period, which included 93 franchisee-owned and 11 corporate-owned clubs, bringing system-wide total clubs to 2,896 as of December 31, 2025.
•New equipment placements in 96 new franchisee-owned clubs compared to 77 in the prior year period.
•Ended the year with cash and marketable securities of $607.0 million, which includes cash and cash equivalents of $345.7 million, restricted cash of $66.3 million and marketable securities of $195.0 million.
Fiscal Year 2025 Highlights
•Total revenue increased from the prior year period by 12.1% to $1.3 billion.
•System-wide same club sales increased 6.7%.
•System-wide sales increased to $5.3 billion from $4.8 billion in the prior year period.
•Net income attributable to Planet Fitness, Inc. was $219.1 million, or $2.62 per diluted share, compared to $172.0 million, or $2.00 per diluted share, in the prior year period.
•Net income increased $46.0 million to $220.3 million, compared to $174.2 million in the prior year period.
•Adjusted net income(1) increased $34.5 million to $258.3 million, or $3.07 per diluted share(1), compared to $223.8 million, or $2.59 per diluted share, in the prior year period.
•Adjusted EBITDA(1) increased $63.9 million to $551.6 million from $487.7 million in the prior year period.
•181 new Planet Fitness clubs were opened system-wide during the period, which included 158 franchisee-owned and 23 corporate-owned clubs, bringing system-wide total clubs to 2,896 as of December 31, 2025.
•New equipment placements in 152 new franchisee-owned clubs compared to 124 in the prior year period.
“We’re pleased with our strong performance in 2025 that was the result of our unwavering focus on our four strategic imperatives. We ended the year with approximately 20.8 million members, and a global footprint of nearly 2,900 clubs, reinforcing the quality of our member experience and our core conviction that anyone can get a great workout at Planet Fitness for an incredible value. Adding approximately 1.1 million net new members in 2025—the first full-year of our 50 percent price increase for new Classic Card members—highlights the incredible demand for our brand,” said Colleen Keating, Chief Executive Officer. “The progress we made on both our topline and new club growth is evidence of our powerful scale and
1 Adjusted net income, Adjusted net income per share, diluted and Adjusted EBITDA are non-GAAP measures. For reconciliations of Adjusted net income and Adjusted EBITDA to U.S. GAAP (“GAAP”) net income and a computation of Adjusted net income per share, diluted, see “Non-GAAP Financial Measures” accompanying this press release.

reach. Our scale provides a foundation to introduce our brand to even more people looking to improve their mental and physical health globally. I’d like to thank our franchisees and team members for their passion and commitment that helped drive this strong performance.”
Operating Results for the Fourth Quarter Ended December 31, 2025
For the fourth quarter of 2025, total revenue increased $35.8 million or 10.5% to $376.3 million from $340.5 million in the prior year period. By segment:
•Franchise segment revenue increased $10.4 million or 9.6% to $119.4 million from $109.0 million in the prior year period. The increase was primarily attributable to $6.9 million of higher royalty revenue, of which $3.7 million was attributable to a franchise same club sales increase of 5.6%, $2.3 million was attributable to new clubs opened since October 1, 2024 before moving into the same club sales base and $1.0 million was from higher royalties on annual fees. There was also a $1.9 million increase in franchise and other fees. Franchise segment revenue also included $1.4 million of higher National Advertising Fund (“NAF”) revenue;
•Corporate-owned clubs segment revenue increased $9.3 million or 7.4% to $135.6 million from $126.3 million in the prior year period. The increase was primarily attributable to $8.0 million of higher revenue from corporate-owned clubs included in the same club sales base, of which $6.1 million was attributable to a same club sales increase of 6.0% and $1.4 million was attributable to higher other fees. Additionally, $1.3 million was from new clubs opened and acquired since October 1, 2024 before moving into the same club sales base; and
•Equipment segment revenue increased $16.1 million or 15.3% to $121.2 million from $105.1 million in the prior year period. The increase was primarily attributable to $11.9 million of higher revenue from equipment sales to existing franchisee-owned clubs and $4.2 million of higher revenue from equipment sales to new franchisee-owned clubs.
Segment Adjusted EBITDA represents our Adjusted EBITDA broken out by the Company’s reportable segments. Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing performance of the Company’s core operations, see “Non-GAAP Financial Measures” accompanying this press release.
Segment Adjusted EBITDA was as follows:
•Franchise Segment Adjusted EBITDA increased $8.1 million or 10.9% to $82.9 million from $74.7 million in the prior year period. The increase was primarily attributable to higher franchise segment revenue of $10.4 million, as described above, partially offset by higher NAF expense of $2.0 million;
•Corporate-owned clubs Segment Adjusted EBITDA increased $3.8 million or 8.1% to $50.2 million from $46.4 million in the prior year period. The increase was primarily attributable to $4.0 million from the corporate-owned same club sales increase of 6.0% and $0.7 million of lower selling, general and administrative expenses. The increase was partially offset by $0.4 million of lower Adjusted EBITDA from new clubs located in Spain, the majority of which have opened since October 1, 2024; and
•Equipment Segment Adjusted EBITDA increased $7.0 million or 23.3% to $36.9 million from $29.9 million in the prior year period. The increase was primarily attributable to higher equipment sales to existing and new franchisee-owned clubs.
Operating Results for the Fiscal Year Ended December 31, 2025
For the fiscal year ended December 31, 2025, total revenue increased $142.5 million or 12.1% to $1.3 billion from $1.2 billion in the prior year period. By segment:
•Franchise segment revenue increased $44.7 million or 10.6% to $468.0 million from $423.2 million in the prior year period. The increase was primarily attributable to $28.4 million of higher royalty revenue, of which $16.7 million was attributable to a franchise same club sales increase of 6.8%, $7.1 million was attributable to new clubs opened since January 1, 2024 before moving into the same club sales base and $4.6 million was from higher royalties on annual fees. There was also a $7.8 million increase in franchise and other fees and a $2.1 million increase in placement revenue, partially offset by a $1.6 million decrease in revenue associated with the sale of HVAC units to franchisees. Franchise segment revenue also included $8.1 million of higher NAF revenue;
•Corporate-owned clubs segment revenue increased $43.8 million or 8.7% to $546.1 million from $502.3 million in the prior year period. The increase was primarily attributable to $28.1 million of higher revenue from corporate-owned clubs included in the same club sales base, of which $21.1 million was attributable to a same clubs sales increase of 6.0%, $3.6 million was attributable to higher other fees and $3.4 million was attributable to higher annual fee revenue.

Additionally, $15.7 million was from new clubs opened and acquired since January 1, 2024 before moving into the same club sales base; and
•Equipment segment revenue increased $54.0 million or 21.1% to $310.1 million from $256.1 million in the prior year period. The increase was primarily attributable to $47.4 million of higher revenue from equipment sales to existing franchisee-owned clubs and $6.6 million of higher revenue from equipment sales to new franchisee-owned clubs.
Segment Adjusted EBITDA was as follows:
•Franchise Segment Adjusted EBITDA increased $35.5 million or 11.8% to $336.6 million from $301.1 million in the prior year period. The increase was primarily attributable to $44.7 million of higher franchise segment revenue, as described above, and $1.4 million of lower other expense, net, partially offset by $8.6 million of higher NAF expense and $1.9 million of higher selling, general and administrative expense.
•Corporate-owned clubs Segment Adjusted EBITDA increased $17.6 million or 9.3% to $206.3 million from $188.8 million in the prior year period. The increase was primarily attributable to $14.6 million from the corporate-owned same clubs sales increase of 6.0%, $3.9 million of lower selling, general and administrative expenses and $3.1 million from new clubs located domestically opened since January 1, 2024 before moving into the same club sales base, The increase was partially offset by $3.5 million of lower Adjusted EBITDA from new clubs located in Spain, all of which have opened since January 1, 2024; and
•Equipment Segment Adjusted EBITDA increased $22.7 million or 31.6% to $94.5 million from $71.8 million in the prior year period. The increase was primarily attributable to higher equipment sales to existing and new franchisee-owned clubs.
2026 Outlook
For the year ending December 31, 2026, the Company expects the following:
•New equipment placements of approximately 150 to 160 in franchisee-owned locations
•System-wide new club openings of approximately 180 to 190 locations
The following are 2026 growth expectations over its 2025 results:
•System-wide same club sales growth in the 4% to 5% range
•Revenue to increase approximately 9%
•Adjusted EBITDA to increase approximately 10%
•Adjusted net income to increase in the 4% to 5% range
•Adjusted net income per share, diluted to increase in the 9% to 10% range, based on adjusted diluted weighted-average shares outstanding of approximately 80.0 million, inclusive of shares expected to be repurchased.
The Company also expects 2026 net interest expense to be approximately $114.0 million. It also expects capital expenditures to increase approximately 10% to 15% driven by additional clubs in our corporate-owned portfolio and depreciation and amortization to increase approximately 10% compared to 2025.

Presentation of Financial Measures
Planet Fitness, Inc. (the “Company”) was formed in March 2015 for the purpose of facilitating the initial public offering (the “IPO”) and related recapitalization transactions that occurred in August 2015, and in order to carry on the business of Pla-Fit Holdings, LLC (“Pla-Fit Holdings”) and its subsidiaries. As the sole managing member of Pla-Fit Holdings, the Company operates and controls all of the business and affairs of Pla-Fit Holdings, and through Pla-Fit Holdings, conducts its business. As a result, the Company consolidates Pla-Fit Holdings’ financial results and reports a non-controlling interest related to the portion of Pla-Fit Holdings not owned by the Company.
The financial information presented in this press release includes non-GAAP financial measures such as Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted, to provide measures that we believe are useful to investors in evaluating the Company’s performance. These non-GAAP financial measures are supplemental measures of the Company’s performance that are neither required by, nor presented in accordance with GAAP. These financial measures should not be considered in isolation or as substitutes for GAAP financial measures such as net income or any other performance measures derived in accordance with GAAP. In addition, in the future, the Company may incur expenses or charges such as those added back to calculate Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted. The Company’s presentation of Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted, should not be construed as an inference that the Company’s future results will be unaffected by similar amounts or other unusual or nonrecurring items. See the tables at the end of this press release for a reconciliation of Adjusted EBITDA, Adjusted net income, and Adjusted net income per share, diluted, to their most directly comparable GAAP financial measure.
The non-GAAP financial measures used in our full-year outlook will differ from net income and net income per share, diluted, determined in accordance with GAAP in ways similar to those described in the reconciliations at the end of this press release. We do not provide guidance for net income or net income per share, diluted, determined in accordance with GAAP or a reconciliation of guidance for Adjusted net income and Adjusted net income per share, diluted, to the most directly comparable GAAP measure because we are not able to predict with reasonable certainty the amount or nature of all items that will be included in our net income and net income per share, diluted, for the year ending December 31, 2026. These items are uncertain, depend on many factors and could have a material impact on our net income and net income per share, diluted, for the year ending December 31, 2026, and therefore cannot be made available without unreasonable effort.
Same club sales refers to year-over-year sales comparisons for the same club sales base of both corporate-owned and franchisee-owned clubs, which is calculated for a given period by including only sales from clubs that had sales in the comparable months of both years. We define the same club sales base to include those clubs that have been open and for which monthly membership dues have been billed for longer than 12 months. We measure same club sales based solely upon monthly dues billed to members of our corporate-owned and franchisee-owned clubs.
Investor Conference Call
The Company will hold a conference call at 8:00AM (ET) on February 24, 2026 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.planetfitness.com via the “Investor Relations” link. The webcast will be archived on the website for one year.
About Planet Fitness
Founded in 1992 in Dover, NH, Planet Fitness is one of the largest and fastest-growing franchisors and operators of fitness clubs in the world by number of members and locations. As of December 31, 2025, Planet Fitness had approximately 20.8 million members and 2,896 clubs in all 50 states, the District of Columbia, Puerto Rico, Canada, Panama, Mexico, Australia and Spain. The Company’s mission is to enhance people’s lives by providing a high-quality fitness experience in a welcoming, non-intimidating environment, which we call the Judgement Free Zone®. Approximately 90% of Planet Fitness clubs are owned and operated by independent business owners.

Investor Contact:
Stacey Caravella
investor@planetfitness.com
603-750-4674
Media Contacts:
McCall Gosselin, Planet Fitness
mccall.gosselin@planetcsc.com
603-957-4650
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s statements with respect to expected future performance presented under the heading “2026 Outlook,” those attributed to the Company’s Chief Executive Officer in this press release, the Company’s expected membership growth and club growth, share repurchases and the timing thereof, ability to deliver future shareholder value, and other statements, estimates and projections that do not relate solely to historical facts. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “envision,” “estimate,” “expect,” “intend,” “may,” “might,” “goal,” “plan,” “prospect,” “predict,” “project,” “target,” “potential,” “assumption,” “will,” “would,” “could,” “should,” “continue,” “ongoing,” “contemplate,” “future,” “strategy” and similar references to future periods, although not all forward-looking statements include these identifying words. Forward-looking statements are not assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations and assumptions regarding the future of the business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results to differ materially include competition in the fitness industry, the Company’s and franchisees’ ability to attract and retain members, the Company’s and franchisees’ ability to identify and secure suitable sites for new franchise clubs, changes in consumer demand, changes in equipment costs, the Company’s ability to expand into new markets domestically and internationally, operating costs for the Company and franchisees generally, availability and cost of capital for franchisees, acquisition activity, developments and changes in laws and regulations, our substantial increased indebtedness as a result of our refinancing and securitization transactions and our ability to incur additional indebtedness or refinance that indebtedness in the future, our future financial performance and our ability to pay principal and interest on our indebtedness, our corporate structure and tax receivable agreements, failures, interruptions or security breaches of the Company's information systems or technology, general economic conditions and the other factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2024 and, once available, the Company's annual report on Form 10-K for the year ended December 31, 2025, as well as the Company’s other filings with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in forward-looking statements, investors should not place undue reliance on forward-looking statements, which reflect the Company’s views only as of the date of this press release. Except as required by law, neither the Company nor any of its affiliates or representatives undertake any obligation to provide additional information or to correct or update any information set forth in this release, whether as a result of new information, future developments or otherwise.

Planet Fitness, Inc. and subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share amounts)	2025	2024	2025	2024
Revenue:
Franchise	$98,609	$89,537	$380,971	$344,320
National advertising fund revenue	20,836	19,485	86,987	78,927
Franchise segment	119,445	109,022	467,958	423,247
Corporate-owned clubs	135,606	126,311	546,097	502,287
Equipment	121,207	105,117	310,089	256,120
Total revenue	376,258	340,450	1,324,144	1,181,654
Operating costs and expenses:
Cost of revenue	90,245	80,494	230,308	197,122
Club operations	79,636	74,388	318,545	290,507
Selling, general and administrative	37,291	35,693	137,634	129,146
National advertising fund expense	21,430	19,385	87,580	79,009
Depreciation and amortization	39,967	40,116	155,785	160,346
Other loss (gain), net	1,684	628	(385)	1,326
Total operating costs and expenses	270,253	250,704	929,467	857,456
Income from operations	106,005	89,746	394,677	324,198
Other income (expense), net:
Interest income	5,561	6,428	22,999	23,115
Interest expense	(29,524)	(27,468)	(108,244)	(100,037)
Other expense, net	(3,746)	(1,680)	(454)	(548)
Total other expense, net	(27,709)	(22,720)	(85,699)	(77,470)
Income before income taxes	78,296	67,026	308,978	246,728
Provision for income taxes	16,754	18,619	85,874	68,443
Losses from equity-method investments, net of tax	(835)	(844)	(2,840)	(4,042)
Net income	60,707	47,563	220,264	174,243
Less net income attributable to non-controlling interests	318	479	1,160	2,201
Net income attributable to Planet Fitness, Inc.	$60,389	$47,084	$219,104	$172,042
Net income per share of Class A common stock:
Basic	$0.73	$0.56	$2.62	$2.01
Diluted	$0.73	$0.56	$2.62	$2.00
Weighted-average shares of Class A common stock outstanding:
Basic	82,544	84,224	83,519	85,621
Diluted	82,853	84,442	83,726	85,827

Planet Fitness, Inc. and subsidiaries
Consolidated Balance Sheets
(Unaudited)

(in thousands, except per share amounts)	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$345,652	$293,150
Restricted cash	66,304	56,524
Short-term marketable securities	106,761	114,163
Accounts receivable, net of allowances for uncollectible amounts of $428 and $30 as of December 31, 2025 and 2024, respectively	70,431	77,145
Inventory	7,581	6,146
Prepaid expenses	24,605	21,499
Other receivables	34,094	16,776
Income tax receivable	2,958	2,616
Total current assets	658,386	588,019
Long-term marketable securities	88,263	65,668
Investments, net of allowance for expected credit losses of $24,424 and $18,834 as of December 31, 2025 and 2024, respectively	69,700	75,650
Property and equipment, net of accumulated depreciation of $453,852 and $370,118, as of December 31, 2025 and 2024, respectively	466,747	423,991
Right-of-use assets, net	409,320	395,174
Intangible assets, net	286,409	323,318
Goodwill	712,450	720,633
Deferred income taxes	406,724	470,197
Other assets, net	5,396	7,058
Total assets	$3,103,395	$3,069,708
Liabilities and stockholders’ deficit
Current liabilities:
Current maturities of long-term debt	$23,875	$22,500
Accounts payable	39,683	32,887
Accrued expenses	75,371	67,895
Equipment deposits	10,165	1,851
Deferred revenue, current	58,593	62,111
Payable pursuant to tax benefit arrangements, current	55,518	55,556
Other current liabilities	49,285	39,695
Total current liabilities	312,490	282,495
Long-term debt, net of current maturities	2,458,379	2,148,029
Lease liabilities, net of current portion	419,120	405,324
Deferred revenue, net of current portion	29,657	31,990
Deferred tax liabilities	1,177	1,386
Payable pursuant to tax benefit arrangements, net of current portion	360,273	411,360
Other liabilities	5,677	4,497
Total noncurrent liabilities	3,274,283	3,002,586
Stockholders’ equity (deficit):
Class A common stock, $.0001 par value, 300,000 shares authorized, 80,446 and 84,323 shares issued and outstanding as of December 31, 2025 and 2024, respectively	8	9
Class B common stock, $.0001 par value, 100,000 shares authorized, 316 and 342 shares issued and outstanding as of December 31, 2025 and 2024, respectively	—	—
Additional paid in capital	623,333	609,115
Accumulated other comprehensive income (loss)	1,311	(2,348)
Accumulated deficit	(1,107,429)	(822,156)
Total stockholders’ deficit attributable to Planet Fitness, Inc.	(482,777)	(215,380)
Non-controlling interests	(601)	7
Total stockholders’ deficit	(483,378)	(215,373)
Total liabilities and stockholders’ deficit	$3,103,395	$3,069,708

Planet Fitness, Inc. and subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Years Ended December 31,
(in thousands)	2025	2024
Cash flows from operating activities:
Net income	$220,264	$174,243
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	155,785	160,346
Equity-based compensation	12,333	8,913
Deferred tax expense	63,876	55,689
Amortization of deferred financing costs	5,362	5,362
Loss on extinguishment of debt	1,731	2,285
Accretion of marketable securities discount	(1,337)	(3,307)
Losses from equity-method investments, net of tax	2,840	4,042
Dividends accrued on held-to-maturity investment	(2,337)	(2,180)
Credit loss on held-to-maturity investment	5,590	1,145
Loss on re-measurement of tax benefit arrangement liability	2,431	1,300
Gain on sale of corporate-owned clubs	(6,443)	—
Gain on insurance proceeds	(1,461)	(1,441)
Other	154	2,050
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	7,226	(36,459)
Inventory	(1,377)	(1,484)
Other assets and other current assets	(15,927)	(11,785)
Accounts payable and accrued expenses	6,932	17,312
Other liabilities and other current liabilities	18	(519)
Income taxes	498	407
Payments pursuant to tax benefit arrangements	(54,288)	(44,946)
Equipment deposits	8,293	(2,653)
Deferred revenue	(3,327)	2,775
Leases	11,585	12,778
Net cash provided by operating activities	418,421	343,873
Cash flows from investing activities:
Additions to property and equipment	(163,670)	(155,061)
Insurance proceeds for property and equipment	2,053	848
Payment of consideration for acquired clubs	(3,082)	—
Proceeds from sale of corporate-owned clubs	21,626	—
Purchases of marketable securities	(156,141)	(155,423)
Maturities of marketable securities	141,577	103,672
Issuance of note receivable, related party	(2,639)	(2,145)
Other investments	112	(602)
Net cash used in investing activities	(160,164)	(208,711)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	750,000	800,000
Repayment of long-term debt	(431,562)	(608,688)
Payment of deferred financing and other debt-related costs	(13,806)	(12,055)
Repurchase and retirement of Class A common stock	(500,373)	(300,205)
Proceeds from issuance of Class A common stock	1,852	21,875
Principal payments on capital lease obligations	(149)	(98)
Payment of share repurchase excise tax	(2,549)	(1,032)
Distributions to members of Pla-Fit Holdings	(1,508)	(4,792)
Net cash used in financing activities	(198,095)	(104,995)
Effects of exchange rate changes on cash and cash equivalents	2,120	(2,614)
Net increase in cash, cash equivalents and restricted cash	62,282	27,553
Cash, cash equivalents and restricted cash, beginning of period	349,674	322,121
Cash, cash equivalents and restricted cash, end of period	$411,956	$349,674
Supplemental cash flow information:
Cash paid for interest	$100,247	$90,853
Non-cash investing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$18,399	$11,423

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted (collectively, the “non-GAAP financial measures”). The Company believes that these non-GAAP financial measures, when used in conjunction with GAAP financial measures, are useful to investors in evaluating our operating performance. These non-GAAP financial measures presented in this release are supplemental measures of the Company’s performance that are neither required by, nor presented in accordance with GAAP. These financial measures should not be considered in isolation or as substitutes for GAAP financial measures such as net income or any other performance measures derived in accordance with GAAP. In addition, in the future, the Company may incur expenses or charges such as those added back to calculate Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted. The Company’s presentation of Adjusted EBITDA, Adjusted net income, and Adjusted net income per share, diluted, should not be construed as an inference that the Company’s future results will be unaffected by unusual or nonrecurring items.
Adjusted EBITDA and Segment Adjusted EBITDA
We refer to Adjusted EBITDA as we use this measure to evaluate our operating performance and we believe this measure is useful to investors in evaluating our performance. We define Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing performance of the Company’s core operations. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of other items that we believe reduce the comparability of our underlying core business performance from period to period and is therefore useful to our investors. Our Board of Directors uses Adjusted EBITDA as a key metric to assess the performance of management. Our Chief Operating Decision Maker also uses Segment Adjusted EBITDA, which is Adjusted EBITDA specific to each of our three reportable segments, to assess the financial performance of and allocate resources to our segments in accordance with ASC 280, Segment Reporting. Corporate overhead costs not directly attributable to any individual segment are not allocated to the three segments and are included in Corporate and Other Adjusted EBITDA within Adjusted EBITDA.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)

A reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA is set forth below.

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2025	2024	2025	2024
Net income	$60,707	$47,563	$220,264	$174,243
Interest income	(5,561)	(6,428)	(22,999)	(23,115)
Interest expense	29,524	27,468	108,244	100,037
Provision for income taxes	16,754	18,619	85,874	68,443
Depreciation and amortization	39,967	40,116	155,785	160,346
EBITDA	141,391	127,338	547,168	479,954
Severance costs(1)	—	—	649	1,602
Executive transition costs(2)	384	1,227	3,239	4,200
Loss on adjustment of allowance for credit losses on held-to-maturity investment	501	297	5,590	1,146
Dividend income on held-to-maturity investment	(604)	(562)	(2,337)	(2,180)
Insurance recovery(3)	—	—	(1,636)	—
Lease closure expenses, net(4)	—	—	1,328	—
Tax benefit arrangement remeasurement(5)	4,200	2,074	2,431	1,300
Gain on sale of corporate-owned clubs(6)	—	—	(6,443)	—
Amortization of basis difference of equity-method investments(7)	240	240	960	949
Other(8)	152	211	695	739
Adjusted EBITDA	$146,264	$130,825	$551,644	$487,710
(1) Represents severance related expenses recorded in connection with a reduction in force.
(2) Represents certain expenses recorded in connection with the departure of the former Chief Executive Officer, including costs associated with the search for, and stock-based compensation associated with certain equity awards granted to, the Company’s Chief Executive Officer and retention payments for certain key employees through the Chief Executive Officer transition.
(3) Represents insurance recoveries, net of costs incurred.
(4) Represents lease termination costs, impairment charges, and loss on disposal of property and equipment from the closure of our Florida Corporate Support Center located in Orlando, Florida.
(5) Represents a loss related to the adjustment of our tax benefit arrangements primarily due to changes in our deferred state tax rate.
(6) Represents a gain on the sale of eight corporate-owned clubs to a franchisee.
(7) Represents the Company’s pro-rata portion of the basis difference related to intangible asset amortization expense in its equity method investees, which is included within losses from equity-method investments, net of tax on our consolidated statements of operations.
(8) Represents certain other gains and charges that we do not believe reflect our underlying business performance.
A reconciliation of Segment Adjusted EBITDA to Adjusted EBITDA is set forth below.

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2025	2024	2025	2024
Adjusted EBITDA
Franchise segment	$82,858	$74,744	$336,592	$301,122
Corporate-owned clubs segment	50,163	46,397	206,347	188,751
Equipment segment	36,877	29,918	94,478	71,778
Segment Adjusted EBITDA	169,898	151,059	637,417	561,651
Corporate and other Adjusted EBITDA(1)	(23,634)	(20,234)	(85,773)	(73,941)
Adjusted EBITDA(2)	$146,264	$130,825	$551,644	$487,710
(1) Corporate and other Adjusted EBITDA includes adjusted corporate overhead costs, such as payroll and related benefit costs and professional services that are not directly attributable to any individual segment and thus are unallocated.
(2) Segment Adjusted EBITDA plus the Adjusted EBITDA of corporate and other is equal to Adjusted EBITDA. Adjusted EBITDA is a metric that is not presented in accordance with GAAP. Refer to “—Non-GAAP Financial Measures” for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)

Adjusted Net Income and Adjusted Net Income per Diluted Share
Our presentation of Adjusted net income assumes that all net income is attributable to Planet Fitness, Inc., which assumes the full exchange of all outstanding Holdings Units for shares of Class A common stock of Planet Fitness, Inc., adjusted for certain non-cash and other items that we do not believe directly reflect our core operations. Adjusted net income per share, diluted, is calculated by dividing Adjusted net income by the total weighted-average shares of Class A common stock outstanding plus any dilutive options and restricted stock units as calculated in accordance with GAAP and assuming the full exchange of all outstanding Holdings Units and corresponding Class B common stock as of the beginning of each period presented. Adjusted net income and Adjusted net income per share, diluted, are supplemental measures of operating performance that do not represent and should not be considered alternatives to net income and earnings per share, as calculated in accordance with GAAP. We believe Adjusted net income and Adjusted net income per share, diluted, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period.
A reconciliation of net income, the most directly comparable GAAP measure, to Adjusted net income, and the computation of Adjusted net income per share, diluted, are set forth below.

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share amounts)	2025	2024	2025	2024
Net income	$60,707	$47,563	$220,264	$174,243
Provision for income taxes	16,754	18,619	85,874	68,443
Severance costs(1)	—	—	649	1,602
Executive transition costs(2)	384	1,227	3,239	4,200
Loss on adjustment of allowance for credit losses on held-to-maturity investment	501	297	5,590	1,146
Dividend income on held-to-maturity investment	(604)	(562)	(2,337)	(2,180)
Insurance recovery(3)	—	—	(1,636)	—
Lease closure expenses, net(4)	—	—	1,328	—
Tax benefit arrangement remeasurement(5)	4,200	2,074	2,431	1,300
Gain on sale of corporate-owned clubs(6)	—	—	(6,443)	—
Amortization of basis difference of equity-method investments(7)	240	240	960	949
Other(8)	152	211	695	739
Loss on extinguishment of debt(9)	1,731	—	1,731	2,285
Purchase accounting amortization(10)	9,179	10,918	36,713	49,190
Adjusted income before income taxes	93,244	80,587	349,058	301,917
Adjusted income taxes(11)	24,243	20,863	90,755	78,163
Adjusted net income	$69,001	$59,724	$258,303	$223,754
Adjusted net income per share, diluted	$0.83	$0.70	$3.07	$2.59
Adjusted weighted-average shares outstanding, diluted(12)	83,169	84,845	84,052	86,537
(1) Represents severance related expenses recorded in connection with a reduction in force.
(2) Represents certain expenses recorded in connection with the departure of the former Chief Executive Officer, including costs associated with the search for, and stock-based compensation associated with certain equity awards granted to, the Company’s Chief Executive Officer and retention payments for certain key employees through the Chief Executive Officer transition.
(3) Represents insurance recoveries, net of costs incurred.
(4) Represents lease termination costs, impairment charges, and loss on disposal of property and equipment from the closure of our Florida Corporate Support Center located in Orlando, Florida.
(5) Represents a loss related to the adjustment of our tax benefit arrangements primarily due to changes in our deferred state tax rate.
(6) Represents a gain on the sale of eight corporate-owned clubs to a franchisee.
(7) Represents the Company’s pro-rata portion of the basis difference related to intangible asset amortization expense in its equity method investees, which is included within losses from equity-method investments, net of tax on our consolidated statements of operations.
(8) Represents certain other gains and charges that we do not believe reflect our underlying business performance.
(9) Represents a loss on extinguishment of debt as a result of the repayment of the 2022-1 Class A-2-I notes prior to the anticipated repayment date.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)

(10) Includes $1.3 million and $10.6 million for the three months and year ended December 31, 2024 of amortization for intangible assets recorded in connection with investment funds affiliated with TSG Consumer Partners, LLC, purchasing interests in Pla-Fit Holdings in 2012 (the “2012 Acquisition”), other than favorable leases. During the fourth quarter of 2024, the intangible assets recorded in connection with the 2012 Acquisition became fully amortized. Also includes $9.2 million and $9.6 million for the three months ended December 31, 2025 and 2024, respectively, and $36.7 million and $38.6 million for the years ended December 31, 2025 and 2024, respectively, of amortization for intangible assets created in connection with historical acquisitions of franchisee-owned clubs. The adjustment represents the amount of actual non-cash amortization expense recorded, in accordance with GAAP, in each period.
(11) Represents corporate income taxes at an assumed effective tax rate of 26.0% for both the three months and year ended December 31, 2025 and 25.9% for both the three months and year ended December 31, 2024, respectively, applied to adjusted income before income taxes.
(12) Assumes the full exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc.

A reconciliation of net income per share, diluted, to Adjusted net income per share, diluted is set forth below:

	Three Months Ended December 31, 2025			Three Months Ended December 31, 2024
(in thousands, except per share amounts)	Net income	Weighted Average Shares	Net income per share, diluted	Net income	Weighted Average Shares	Net income per share, diluted
Net income attributable to Planet Fitness, Inc.(1)	$60,389	82,853	$0.73	$47,084	84,442	$0.56
Net income attributable to non-controlling interests(2)	318	316		479	403
Net income	60,707			47,563
Adjustments to arrive at adjusted income before income taxes(3)	32,537			33,024
Adjusted income before income taxes	93,244			80,587
Adjusted income taxes(4)	24,243			20,863
Adjusted net income	$69,001	83,169	$0.83	$59,724	84,845	$0.70

	Year Ended December 31, 2025			Year Ended December 31, 2024
(in thousands, except per share amounts)	Net income	Weighted Average Shares	Net income per share, diluted	Net income	Weighted Average Shares	Net income per share, diluted
Net income attributable to Planet Fitness, Inc.(1)	$219,104	83,726	$2.62	$172,042	85,827	$2.00
Net income attributable to non-controlling interests(2)	1,160	327		2,201	709
Net income	220,264			174,243
Adjustments to arrive at adjusted income before income taxes(3)	128,794			127,674
Adjusted income before income taxes	349,058			301,917
Adjusted income taxes(4)	90,755			78,163
Adjusted net income	$258,303	84,052	$3.07	$223,754	86,537	$2.59
(1) Represents net income attributable to Planet Fitness, Inc. and the associated weighted average shares of Class A common stock outstanding.
(2) Represents net income attributable to non-controlling interests and the assumed exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc. as of the beginning of the period presented.
(3) Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes.
(4) Represents corporate income taxes at an assumed effective tax rate of 26.0% for both the three months and year ended December 31, 2025 and 25.9% both the three months and year ended December 31, 2024, respectively, applied to adjusted income before income taxes.